SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2011

FEDFIRST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland	0-54124	80-0578993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

565 Donner Avenue, Monessen, Pennsylvania 15062
(Address of principal executive offices) (Zip Code)

(724) 684-6800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FedFirst Financial Corporation (the “Company”) and its wholly owned subsidiary, First Federal Savings Bank (the “Bank”) entered into a Change in Control Agreement with Jamie L. Prah, Senior Vice President and Chief Financial Officer, effective October 14, 2011.  The Change in Control Agreement has an initial term ending on September 30, 2013 and is renewable annually at the sole discretion of the Boards of Directors of the Company and the Bank for an additional year, unless the executive has given written notice of his desire that the term not be extended.

Under the Change in Control Agreement, if, within 12 months after a change in control (as defined in the agreement), the Bank terminates the executive’s employment without cause (as defined in the agreement) or the executive terminates his employment with good reason (as defined in the agreement), the Bank shall make a lump-sum payment to the executive equal to three times his base salary at the rate in effect immediately prior to the change in control, or if higher, the rate in effect when he terminates employment.  In addition, for 36 months following termination of employment, the Bank will continue to provide the executive life and health insurance coverage substantially identical to the coverage maintained for the executive prior to the termination.

In the event that payments or benefits pursuant to the Change in Control Agreement would result in the imposition of a penalty tax under Section 280G of the Internal Revenue Code, the payment to the executive will be reduced to the maximum amount that may be paid under Section 280G without triggering such penalty tax.

A copy of the Change in Control Agreement is attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Number	Description

10.1	Change in Control Severance Agreement dated as of October 14, 2011 by and between FedFirst Financial Corporation, First Federal Savings Bank and Jamie L. Prah

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDFIRST FINANCIAL CORPORATION

By:	/s/ Patrick G. O’Brien
Patrick G. O’Brien
President and Chief Executive Officer